Integra LifeSciences
Integra LifeSciences Announces Preliminary Third Quarter Results and Updates Full-Year 2026 Guidance
PRINCETON, N.J., October 2, 2026 – Integra LifeSciences Holdings Corporation (Nasdaq: IART), a leading global medical technology company, today provided certain unaudited preliminary third quarter results and an update to its full-year 2026 guidance.
“Our third quarter results were impacted by the July flooding event at our Cincinnati facility,” said Stuart Essig, Chairman and Chief Executive Officer. “Our teams have made significant progress executing recovery plans and supporting customers. As we have gained additional visibility into the recovery timeline and production ramp, we now have a clearer understanding of the expected impact on our third quarter results and full-year outlook.”
Mr. Essig continued, “While we are lowering our full-year revenue and adjusted EPS outlook for 2026, we continue to expect strong cash generation, including greater than $85 million of operating cash flow in the third quarter and approximately $190 million to $200 million for the full year. Importantly, we remain encouraged by the progress we are making across the broader business, including improving product availability, the return of key products to market, and strengthening commercial execution.”
Update on Cincinnati Facility
As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and discussed on the second quarter earnings call, flooding at the Cincinnati facility in July 2026 caused damage to portions of the facility, equipment, inventory and other assets and resulted in operational disruption to the site. The facility manufactures and supports several products within the Company's Specialty Surgical Technologies portfolio.
Since the event, Integra has continued to execute its business continuity and recovery plans. The Company has utilized available inventory, activated established alternate sources of supply for certain products, and advanced restoration activities at the Cincinnati facility. These actions are intended to support customers and mitigate disruption while recovery efforts continue.
Based on its current assessment, Integra estimates that the flooding related supply disruption negatively impacted third quarter revenue by approximately $7 million and is expected to negatively impact fourth quarter revenue by approximately $15 million to $20 million. The Company expects a return to full manufacturing operations at the site during the second quarter of 2027.
Integra maintains property and business interruption insurance covering the Cincinnati facility. Based on its current assessment, the Company expects insurance recoveries to mitigate a substantial portion of the earnings impact associated with the disruption throughout the recovery period and until the facility returns to full manufacturing capacity. The Company continues to work with its insurance carrier to assess and document recoverable losses associated with the event, including both property damage and business interruption claims.
Preliminary Third Quarter Results and Updated Full-Year Guidance
For the third quarter of 2026, the Company expects to report revenue of approximately $410 million to $412 million and adjusted earnings per diluted share of $0.55 to $0.59. The preliminary results as set forth above are unaudited and remain subject to completion of the Company’s financial closing procedures.
For the full year 2026, the Company is updating its reported revenue outlook from a range of $1.654 billion to $1.695 billion to a range of $1.634 billion to $1.654 billion. The Company is updating its adjusted earnings per diluted share guidance from a range of $2.40 to $2.50 to a range of $2.30 to $2.40 and expects operating cash flow for the year to be approximately $190 million to $200 million.
The third quarter preliminary results and updated full-year guidance reflect revised assumptions regarding the expected impact of the July flooding event at the Cincinnati facility, as well as updated assumptions for the broader business for the remainder of the year.
The Company will report its third quarter 2026 financial results during a conference call in October 2026. A press release with the date, time and webcast information will be provided closer to the reporting date. The Company will provide additional information regarding its third quarter financial results and outlook for full-year 2026 at that time.
About Integra LifeSciences
Integra LifeSciences (Nasdaq: IART) is a global medical technology leader dedicated to restoring lives. We are advancing transformational care through impactful innovation in neurosurgery and tissue reconstruction, specialized fields that demand exceptional expertise and precision. Our portfolio of highly differentiated, gold-standard technologies is trusted by healthcare professionals to deliver transformative care. For the latest news and information about Integra LifeSciences and its products, please visit www.integralife.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted results. Forward-looking factors that may be discussed include, but are not limited to: our preliminary unaudited results for the third quarter ended September 30, 2026; the preliminary estimated impact of the flooding event at our Cincinnati, Ohio manufacturing facility (the “Cincinnati facility”), including on revenue, adjusted earnings per diluted share and our financial condition and results of operations more generally; our fiscal 2026 guidance and our ability to deliver on such financial guidance; our expectations and progress in our recovery efforts, including timing and costs; and expected insurance coverage and recoveries. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect Integra’s business and market, including: our ongoing assessment of the flooding event at the Cincinnati facility, related financial impacts, recovery efforts, potential asset impairments, unforeseen costs and insurance recoveries; and other risks identified under the heading "Risk Factors" included in item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2025, and information contained in subsequent filings with the Securities and Exchange Commission. Actual results could differ materially from anticipated or preliminary results or estimates. These forward-looking statements are made only as the date thereof, and Integra undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
Investor Relations:
Chris Ward
(609) 772-7736
chris.ward@integralife.com
Media Contact:
Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

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